Exhibit 99.1

  United Security Bancshares, Inc. Announces Quarterly and Six Month Earnings

    United Security Bancshares, Inc. (Nasdaq: USBI-news) today reported net income for the quarter ended June 30, 2003, of $2,509,000 compared to $2,157,000 for the same period of 2002, a 16% increase. On a diluted per share basis, net income for the second quarter of 2003 was $0.78, compared to $0.66 for the same period of 2002, an 18% increase.

    The primary factor for the increase in net income over the same period last year was the improved operating performance of the Company's finance company subsidiary, Acceptance Loan Company (ALC). Overall, ALC has experienced significantly less charge-offs during 2003 than 2002 as a result of improved monitoring of the credit portfolio at ALC. Net income at ALC for the six months ended June 30, 2003, was $957,000 compared to $444,000 for the same period of 2002.

    As a result of this increased performance, return on average assets rose to 1.79% and return on average equity increased to 14.32%.

    At June 30, 2003, total assets amounted to $541,816,000, a 3% increase over June 30, 2002. Total deposits showed an increase of $14,301,000, or 4%. Loan and lease receivables, net of unearned discount, increased 5% to $360,532,000, and shareholders' equity totaled $69,342,000, which represented a book value of $21.56 per share. Dividends remain at $0.33 per share for the second quarter.



                       UNITED SECURITY BANCSHARES, INC.
                       (Unaudited Financial Highlights)
           (In thousands, except per share amounts and percentages)


                                 3 Months Ended            6 Months Ended
                                   June 30                    June 30
                              2003         2002           2003         2002
   Earnings Summary:
    Net Interest Revenue     8,527         7,795       16,585        15,401
    Provision for
     Credit Losses           1,007         1,172        1,998         2,008
    Non-Interest Revenue     1,384         1,262        2,696         2,319
    Non-Interest Expense     5,285         4,894       10,368         9,752

    Income Before
     Income Taxes            3,619         2,991        6,915         5,960
    Income Tax Provision     1,110           834        2,065         1,674

    Net Income               2,509         2,157        4,850         4,286
    Earnings Per Share:
      Basic                   0.78          0.66         1.51          1.30
      Diluted                 0.78          0.66         1.51          1.30
    Dividends Per Share       0.33          0.30         0.66          0.60


                                                           June 30,
                                                      2003            2002

    Balance Sheet Summary:
    Total Assets                                    $541,816       $523,653
    Total Earnings Assets                            499,857        490,730
    Loan and Lease Receivables,
     Net of Unearned Discount                        360,532        342,398
    Allowance for Credit Losses                        6,536          6,036
    Total Deposits                                   367,555        353,254
    Common Shareholders' Equity                       69,342         64,328
    Book Value Per Share                              $21.56         $19.98

    Average Balance Sheet Data:
      Total Assets                                  $545,492       $528,667
      Total Earnings Assets                          507,907        498,367
    Loan and Lease Receivables,
      Net of Unearned Discount                       358,702        343,719
      Total Deposits                                 365,286        360,958
      Common Shareholders' Equity                     68,283         64,700


                                                              As of
                                                             June 30,
                                                       2003          2002
    Performance Ratios:
      Return on Average Assets                         1.79%          1.63%
      Return on Common Equity                         14.32%         13.36%
    Net Interest Margin                                6.58%          6.23%

    Average Shares Outstanding
      Basic                                       3,215,559      3,290,966
      Diluted                                     3,215,559      3,290,966

SOURCE: United Security Bancshares, Inc.
CONTACT: Larry Sellers or Robert Steen
United Security Bancshares, Inc., 334-636-5424